                                                                   EXHIBIT 10.1



                      SECOND AMENDED AND RESTATED SECURED

                        ADVANCE FACILITY LOAN AGREEMENT
     This SECOND AMENDED AND RESTATED SECURED ADVANCE FACILITY LOAN AGREEMENT (the "Agreement") is entered into as of this 1st day of July, 1998, by and between XYVISION, INC., a Delaware corporation with its principal office at 30 New Crossing Road, Reading, Massachusetts 01867 (the "Borrower"), and Jeffrey
L. Neuman as trustee of the Tudor Trust u/d/t August 11, 1986, with an address of 450 North Roxbury Drive, 4th Floor, Beverly Hills, California 90210 (the "Lender"). WHEREAS, the Borrower and the Lender were parties to a Secured Advance Facility Loan Agreement dated June 30, 1992 (the "Original Agreement"); WHEREAS, the Original Agreement was amended and restated pursuant to an Amended and Restated Secured Advance Facility Loan Agreement dated September 28, 1993 (the "Amended and Restated Agreement");

     WHEREAS, the Amended and Restated Agreement was further amended pursuant to the First Amendment thereto dated December 3, 1993; the Second Amendment thereto dated February 29, 1996; the Third Amendment thereto dated May 31, 1996; the Fourth Amendment thereto dated November 22, 1996; and the Fifth Amendment thereto dated November 10, 1997 (as so amended, the "Current Agreement");

     WHEREAS, the Borrower and the Lender desire to amend and restate the Current Agreement, including an increase in the loan amount to $13,500,000, all as hereinafter set forth in this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the Borrower and the Lender hereby agree to amend and restate the Current Agreement as follows:



                                I. DEFINITIONS
     Each reference in this Agreement to the following terms shall be deemed to have the following meanings:

     1.1. Accountants. Irving Codran, Curtis Abramson and Larry Levine of the firm of Braverman, Codran & Co., which has a principal place of business at 233 South Beverly Drive, Beverly Hills, California 90212.

     1.2. (Intentionally Deleted).

     1.3. Adequate Protection Claim. The Lender's administrative expense claim under Section 507(b) of the Bankruptcy Code, referred to in Section 5. The Adequate Protection Claim shall equal the amount, if any, by which


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the value of the Lender's collateral has declined, as a result of the
Borrower's use of cash collateral during any Chapter 11 proceeding under the Bankruptcy Code, below the outstanding amount of the Liabilities, whether the Liabilities are Pre-Petition Claims or DIP Loans or otherwise, on the earlier of the date that the Adequate Protection Claim is allowed under the Bankruptcy Code or the date that an order is entered confirming a plan of reorganization for the Borrower.

     1.4. Advances. Advances by the Lender made pursuant to Section 2 of this Agreement.

     1.5.

     1.6. Bankruptcy Code. Title 11 of the United States Code.

     1.7.

     1.8. Default. Each of the following events is hereby defined as and is declared to be and to constitute a "Default" without further notice by the Lender to the Borrower:



       (a) Failure by the Borrower to make payments within ten days of the due date of any Liability.


       (b) Failure to perform or observe the covenants, agreements or conditions of the Borrower contained (i) in Section 11 of this Agreement, (ii) in any other section of this Agreement after the expiration of thirty (30) days from the receipt by the Borrower of written notice from the Lender that an event giving rise to grounds for such a Default has occurred, (iii) in the Secured Promissory Note, after the expiration of any applicable cure period or (iv) in the Security Agreement, after the expiration of any applicable cure period.

       (c) If any representation or warranty of the Borrower herein or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made.

       (d) Default shall be made by the Borrower in the performance of any other covenant or agreement contained in any agreement or instrument that results in the acceleration of the maturity of any indebtedness to others of Borrower under such agreement or instrument.
     1.9. DIP Loans. Loans made by the Lender to the Borrower after the Borrower files a petition under Chapter 11 of the Bankruptcy Code or if the Borrower is filed involuntarily into a case under Chapter 11 of the Bankruptcy Code.

     1.10. Facility Fee Stock. The Four Hundred Thousand (400,000) fully paid and non-assessable shares of Common Stock of the Borrower issued to the Lender under the Original Agreement as a fee for establishing the Loan.

     1.11.

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     1.12. Financing Statements. Uniform Commercial Code financing statements, substantially in the form attached hereto as Exhibit 4.1, covering all of the now-existing or after-acquired property of the Borrower.

     1.13. First Advance. The advance of Five Hundred Thousand Dollars ($500,000.00) in United States funds to the Borrower by the Lender on the Original Closing Date.

     1.14. GAAP. Generally accepted accounting principles. 1.15. Indebtedness. For any party, (a) all indebtedness or other obligations of such party that in accordance with GAAP would be reflected on the balance sheet of such party as a liability; (b) all indebtedness or other obligations of any other party, the payment or collection of which such party has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such party is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other party, or otherwise to assure a creditor against loss; (c) all indebtedness or other obligations of any other party for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, or other encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such party whether or not such party has assumed or become liable for the payment of such indebtedness or obligations; and (d) capitalized lease obligations of such party.

     1.16. Insolvency Proceedings. The (i) filing by a party of a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor, or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction now or hereafter in effect; (ii) making by a party of a general assignment for the benefit of creditors; (iii) consent by a party to the appointment of a receiver or trustee, including, without limitation, a "custodian" as defined in the Bankruptcy Code for a party or any of its assets; (iv) execution by a party of a consent to any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of a party; (v) the appointment of a receiver, trustee, custodian or officer performing similar functions, including, without limitation, a "custodian" as defined in the Bankruptcy Code, for a party or any of its assets, or (vi) the filing against a party of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction now or hereafter in effect, or of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of a party.


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     1.17. Liabilities. All amounts advanced and unpaid under this Agreement, the accrued and unpaid interest on such amounts and any and all other expenses or charges due from the Borrower to the Lender under this Agreement and the Secured Promissory Note.

     1.18.

     1.19. Maximum Loan Amount. Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00).

     1.20. Minimum Draw. The minimum amount of any Advance under this Agreement shall be Fifty Thousand Dollars ($50,000.00).

     1.21. Minimum Partial Payment Amount. The minimum amount of any partial prepayment under this Agreement shall be One Hundred Thousand Dollars ($100,000.00).

     1.22. Original Closing Date. The date of consummation of the First Advance under the Original Agreement.

     1.23. Permitted Indebtedness. All of the following:



       (a) Indebtedness owing to the Lender;


       (b) Indebtedness incurred in favor of trade creditors and in the ordinary course of business and not outstanding more than 180 days; and

       (c) Indebtedness existing on the date hereof and fully described in
 Schedule 1.23 hereto.
     1.24. Pre-Petition Claim. All amounts advanced and unpaid under this Agreement as of the date of the filing of a voluntary or involuntary case in which the Borrower is named as the debtor under the Bankruptcy Code, together with the accrued and unpaid interest on such amounts and any and all other expenses or charges due from the Borrower to the Lender under this Agreement.

     1.25. Secured Promissory Note. The amended and restated secured promissory note in the amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00) executed by the Borrower and delivered to the Lender on or about the date hereof.

     1.26. Security Agreement. The Sixth Amended and Restated Security Agreement, dated November 10, 1997, executed by the Borrower and delivered to the Lender as security for the Secured Promissory Note, as it may be further amended from time to time hereafter.

     1.27. Warrants. The warrants described in Section 3.5 of this Agreement.

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     1.28. Intellectual Property Assignment. The Fifth Amended Assignment of
Patents and Trademarks, dated November 10, 1997, executed by the Borrower and delivered to the Lender as security for the Secured Promissory Note, as it may be further amended from time to time.




                                  II. THE LOAN
     2.1. Loan. Subject to the terms and conditions set forth herein and prior to any Default hereunder and so long as no Insolvency Proceedings have commenced against the Borrower, the Lender agrees that it may lend to the Borrower and the Borrower agrees that it may borrow and repay from time to time amounts not to exceed the Maximum Loan Amount (the "Loan").

     2.2. Interest. Amounts advanced to the Borrower by the Lender under this Agreement shall bear interest, payable as set forth in Section 3.2 of this Agreement, from the date of each such Advance on the unpaid principal balance thereof until paid in full at a rate of thirteen percent (13%) per annum; provided, however, that from and after December 3, 1993, all of the unpaid principal balance outstanding from time to time shall bear interest at the rate of ten percent (10%) per annum; provided, further, that from and after May 31, 1996, all of the unpaid principal balance outstanding from time to time shall bear interest at the rate of eight percent (8%) per annum; provided, further, that from and after November 10, 1997, all of the unpaid principal balance outstanding from time to time shall bear interest at six percent (6%) per annum; and provided, further, that from and after December 1, 1997, all of the unpaid principal balance outstanding from time to time shall bear interest at eight percent (8%) per annum.

     2.3.

     2.4. Advances. The Lender agrees to make Advances to the Borrower upon the Borrower's request, as set forth herein, provided that lending shall be made at all times at the Lender's discretion, and provided that the Lender does not intend to make all or part of any Advance requested by the Borrower which would cause the aggregate principal balance of unpaid Advances made under this Agreement to exceed the Maximum Loan Amount. Notwithstanding anything to the contrary herein, if the Lender lends to the Borrower amounts in excess of the Maximum Loan Amount, such amounts shall be deemed amounts advanced under this Agreement and shall constitute a portion of the Loan. 2.5. Requests For Advances. The Borrower may at any time, and from time to time, request Advances from the Lender in amounts not less than the Minimum Draw, unless at the time the Advance is requested the difference between the aggregate principal amount of unpaid Advances then outstanding and the Maximum Loan Amount is less than the Minimum Draw, in which event the Borrower may request Advances in


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an aggregate amount which is less than the Minimum Draw. All requests for
Advances shall be made by the Borrower to the Lender or an Accountant in writing; the Borrower may deliver any such written request for an Advance by telecopy transmission.



                    IIA. THE LETTERS OF CREDIT OBLIGATIONS
     2A.1. Letter of Credit Issuance. At Borrower's request, as of the September 18, 1997, the Lender has caused Fleet National Bank (the "Bank") to issue a letter of credit in the face amount of $444,600 (the "Letter of Credit") to TASC, Inc. (the "Landlord"). In connection with the issuance of the Letter of Credit, the Lender has entered into a letter of credit application and reimbursement agreement with the Bank (the "Reimbursement Agreement") under which the Lender has agreed to reimburse the Bank for all amounts drawn by the Landlord under the Letter of Credit.

     2A.2. Borrower's Reimbursement Obligations to Lender. Borrower hereby agrees to pay to Lender, immediately upon demand by Lender, any and all amounts irrevocably paid by Lender to the Bank under the Reimbursement Agreement including, without limitation, the amount of any collateral which is, from time to time, pledged by the Lender to secure its obligations under the Reimbursement Agreement and which is applied by the Bank to the Lender's obligations.

     2A.3. Payment of Reimbursement Obligations. Amounts payable by the Borrower to the Lender under Section 2A.2 shall bear interest from the date of Lender's demand under that Section, until paid in full, at the rate applicable from time to time to the principal balance of Advances under the Agreement pursuant to Section 2.2 hereof.

     2A.4. Reimbursement Obligations Constitute Liabilities. The Borrower confirms and agrees that its obligations under Section 2A.2 and Section 2A.3 constitute Liabilities under the Agreement secured by the Security Agreement and by the Assignment of Patents and Trademarks, dated as of November 10, 1997, between the Borrower and the Lender.



                                 III. PAYMENTS
     3.1. Scheduled Principal Payment. Except as provided in Sections 5.2 and 8, all Liabilities shall be paid in full on March 31, 2001, unless declared due and payable earlier by the Lender as set forth herein.

     3.2. Scheduled Interest Payments. Interest accrued shall be due and payable annually in arrears on the first day of each calendar year except that interest for December 1997 shall be payable with interest for calendar year


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1998 on January 1, 1999. For the period from December 1, 1997 to January 1,
1999, interest shall be paid in shares of Common Stock of the Borrower (the "Common Stock"). For each calendar year thereafter, Lender shall have the option to receive the interest in cash or in shares of Common Stock provided that with respect to each year's interest, Lender must elect cash or shares of Common Stock no later than June 30 of such year. The number of shares issuable in payment of interest shall be determined by dividing accrued interest for the applicable period by the fair market value of the Common Stock as of the end of each period determined based on the average fair market value of the Common Stock on the last ten business days of each calendar quarter ending during such calendar year. "Fair market value" shall be deemed to equal the mean between the low bid and high asked prices of the Common Stock as quoted on the OTC Bulletin Board display service operated by the National Association of Securities Dealers, Inc., or the closing market price of the Common Stock on a national securities exchange or the Nasdaq National Market on each applicable trading day, whichever is applicable, or if none of these are applicable, as shall be reasonably determined in good faith by the Board of Directors of the Borrower. If interest is payable in shares of Common Stock, Borrower shall deliver such shares to Lender on or before January 15 of the year following its accrual. Cash interest payments shall be sent by wire transfer to an account specified by Lender.

     3.3. Prepayment. The Borrower may from time to time prepay any amount outstanding under this Agreement or the Secured Promissory Note, in whole or in part, without premium or penalty, by wire transfer to the Loan Account; provided, however, that any such partial prepayment shall be made in an aggregate amount of not less than the Minimum Partial Payment Amount, and that payments in excess of the Minimum Partial Payment Amount shall only be an integral multiple thereof.

     3.4. Additional Facility Fee. As inducement for the Lender to enter into this Agreement, the Borrower shall issue to the Lender, upon execution of this Agreement, a warrant for the purchase of 3,000,000 shares of Common Stock of the Borrower at an exercise price equal to $.25 per share for a term of 10 years, substantially in the form attached to this Agreement as Exhibit 3.4.

     3.5. Warrants. As further consideration for the Loan, the Borrower has issued to the Lender certain warrants to purchase Common Stock for the Borrower. Of the warrants originally issued by the Borrower, the following Warrants remain unexercised, issued and outstanding:


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
                     Issue Date             Number of Shares     Price Per Share
                     --------------------   ------------------   -------------------
     Warrant         December 3, 1993          500,000           $.19 per share
  (Unnumbered)
   Warrant #8        December 31, 1993         200,000           $.22 per share
   Warrant #9        March 31, 1994            200,000           $.19 per share
   Warrant #10       June 30, 1994              20,000           $ .20
   Warrant #11       September 30, 1994        200,000           $.50 per share
   Warrant #12       March 31, 1995            200,000           $.50 per share
   Warrant #14       June 30, 1995             200,000           $.53 per share
  Warrrant #15       September 30, 1995        200,000           $.47 per share
   Warrant #16       December 31, 1995         325,000           $.41 per share
   Warrant #21       June 13, 1996           6,725,000           $.18 per share
   Warrant #24       February 29, 1996         200,000           $.18 per share
   Warrant #26       June 13, 1996            2,32,500           $.18 per share
   Warrant #27       November 10, 1997      10,000,000           $.16 per share

     3.6. Investment Representation. The Lender is acquiring the shares of Common Stock of the Borrower issuable to it under this Agreement for its own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The Lender understands that the shares of Common Stock of the Borrower issuable to it under this Agreement (i) will not be registered under the Securities Act of 1933 at the time of their issuance, (ii) may not be sold or transferred unless they are subsequently registered under such Act or an exemption from registration is then available, and (iii) will bear a restrictive legend to this effect.




                          IV. SECURITY AND GUARANTEE
     As security for the full and timely payment of the principal and interest on the Secured Promissory Note and the Liabilities, whether now existing or hereafter arising:

     4.1. Security Agreement. The Borrower has duly executed and delivered to Lender the Security Agreement and Financing Statements covering all of the now existing or after-acquired property of the Borrower, as more fully described therein.

     4.2. Recording. The Borrower shall, at its cost and expense, cause all instruments and documents given as security pursuant to the Security Agreement, including the Financing Statements, to be duly recorded and/or filed in all places necessary, in the opinion of the Lender to perfect and protect the security interest of the Lender in the property covered thereby.

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                              V. USE OF PROCEEDS
     5.1. Ordinary Course of Business. The Borrower agrees that the Advances will be used in the ordinary course of the Borrower's business.

     5.2. Use of Cash Collateral. The Lender agrees that in the event the Borrower files a petition under Chapter 11 of the Bankruptcy Code, or in the event the Borrower is filed involuntarily into a case under Chapter 11 of the Bankruptcy Code, that the Borrower may continue, after the date that an order for relief is entered in any such case, to use all proceeds arising from the Borrower's collection or disposition of property of the Borrower in which the Lender holds an unavoidable, perfected security interest, including proceeds thereof and property constituting cash collateral, as defined by Section 363(a) of the Bankruptcy Code. The Lender's consent to the Borrower's continued use of such property is conditioned upon (a) absence of a Default under this Agreement (other than one described in Section 1.7(d)) and (b) the entry by the United States Bankruptcy Court with jurisdiction over the Chapter 11 case of the Borrower of a cash collateral order having at least the following provisions (and no provisions in conflict therewith) providing the Lender with adequate protection of its interest in the Borrower's property, consisting of (i) the Adequate Protection Claim; (ii) a post-petition replacement lien under Section 361 of the Bankruptcy Code to secure the Pre-Petition Claim on all property of the Borrower acquired post-petition; and (iii) timely payment of interest payments due under Sections 2.2 and 3.2 hereof and the Secured Promissory Note. The Lender's consent to the Borrower's use of its cash collateral shall terminate if the cash collateral order is revoked or modified in a way which causes it not to meet the requirements set forth herein.




                                  VI. CLOSING
     6.1. Closing. The execution and delivery of this Agreement and the other documents to be delivered in connection with this Agreement shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts on June 26, 1998 or at such other place and time as the parties in writing shall agree.





                           VII. CONDITIONS PRECEDENT
     The obligation of the Lender to make the Loan, and each Advance thereunder, is subject to the satisfaction of the following conditions precedent.

     7.1. Secured Promissory Note. The Lender shall have received a duly executed and delivered Secured Promissory Note in a form substantially similar to that attached hereto as Exhibit 7.1(A).

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     7.2. Documents. The Lender shall have received all instruments and documents required to be delivered pursuant to Article IV, and the same shall be in full force and effect.

     7.3. Warrant. The Lender shall have received a warrant to purchase Common Stock of the Borrower as described in Section 3.4.

     7.4. Representations and Warranties. All representations and warranties of the Borrower contained herein shall be true and correct.

     7.5. No Event of Default. There shall exist no Default and no condition, event or act which, with notice or lapse of time or both, would constitute a Default.

     7.6. Corporate Form. The Lender shall have received:



       (a) Corporate Existence. A certificate of corporate existence certified as of a recent date by the Secretary of State of the State of Delaware.


       (b) Incumbency. A certificate of the Secretary of the Borrower as of a recent date, as to identity, incumbency and signatures of its officers.


       (c) Resolution. A certificate of the Secretary of the Borrower, as of a recent date, as to the corporate resolutions authorizing the borrowing by the Borrower and the execution and delivery of this Agreement, the Security Agreement and the Secured Promissory Note.


                          VIII. POST-PETITION LENDING
     If the Borrower files a petition under Chapter 11 of the Bankruptcy Code or if the Borrower is filed involuntarily into a case under Chapter 11 of the Bankruptcy Code, the Lender agrees to make DIP Loans to the Borrower from time to time in amounts that when aggregated with the Advances do not exceed the Maximum Loan Amount on the same terms set forth in Section 2 provided the following terms and conditions are met. The Borrower shall not be in Default under this Agreement (other than one described in Section 1.7(d)); the United States Bankruptcy Court with jurisdiction over the Chapter 11 case of the Borrower shall have issued an order under Section 364(c) of the Bankruptcy Code authorizing the DIP Loans, and providing for (i) a post-petition security interest to secure the DIP Loans in all of the Borrower's post-petition assets on the same terms and conditions as the security interest securing the Advances subject only to the Lender's pre-petition lien and pari passu with the Lender's adequate protection lien referenced in Article V; (ii) priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code, other than fees owed to the United States Trustee under 28 U.S.C. 1930 and the allowed fees and expense reimbursement of professionals retained by the Borrower and any official Committees appointed for creditors of the Borrower in such a Chapter 11 case; and (iii) timely payment of interest payments on the DIP Loans as provided in Sections 2.2 and 3.2 hereof and the Secured

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Promissory Note; the conditions to the Lender's consent to the Borrower's use of its cash collateral under Section 5.2 shall have been met; the Borrower shall be continuing to operate its business in the ordinary course as a debtor in possession under Chapter 11 of the Bankruptcy Code; no trustee shall have been appointed under Chapter 11 of the Bankruptcy Code; and the Borrower shall not be subject to a case under Chapter 7 of the Bankruptcy Code.




                      IX. REPRESENTATIONS AND WARRANTIES
   The Borrower represents and warrants that:

     9.1. Corporate Authority.



       (a) Incorporation; Good Standing. The Borrower (i) is a corporation duly organized, existing and in good standing under the laws of the State of its incorporation; (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated; and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or its business requires such qualification.

       (b) Authorization. The execution, delivery and performance of this Agreement, the Secured Promissory Note, the Security Agreement (together, the "Loan Documents") and the transactions contemplated hereby (i) are within the corporate authority of the Borrower, (ii) have been authorized by proper corporate proceedings and (iii) will not contravene any provision of law, its Certificate of Incorporation or By-Laws or any other agreement, instrument or undertaking binding upon the Borrower. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
     9.2. Governmental Approvals. The execution, delivery and performance of this Agreement, the Secured Promissory Note and the Security Agreement and the transactions between the parties hereto contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority, other than the filing of Financing Statements and any required assignment of security interest with the applicable governmental offices.

     9.3. Title to Properties; Absence of Liens. The Borrower has good and valid title to all properties, assets and rights of every name and nature now purported to be owned by it free from all defects, liens, charges and encumbrances whatsoever, except as set forth in Schedule 9.3 hereof.

     9.4. No Default. The Borrower is not in default in any material respect under any material contract, agreement or obligation, which default could result in a significant impairment of the ability of the Borrower to fulfill its obligations hereunder or a significant impairment of its financial position or business, except as set forth on Schedule 9.4 attached hereto.

     9.5. Litigation. There is no litigation, proceeding or governmental investigation pending, or to the knowledge of its officers, threatened against the Borrower that will adversely affect the ability of the Borrower to

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perform its obligations hereunder, that is likely to affect the Lender's security interest in the Collateral (as defined in the Security Agreement), or that if determined adversely to the Borrower is reasonably likely to have a material adverse effect on the financial condition or business of the Borrower or result in any material liability on the part of the Borrower nor is there any basis in fact therefor known to the Borrower, except as set forth in
Schedule 9.5 attached hereto.

     9.6. Financial Condition. The unaudited consolidated balance sheet of the Borrower dated as of December 31, 1997 and the unaudited statements of operations, cash flows and stockholders' equity of the Borrower for and as of the end of the period ending on that date, including any related notes (the "Financial Statements"), that were heretofore furnished to the Lender, are true, correct and complete in all material respects and fairly present in all material respects the financial condition of the Borrower as of the date of each such statement and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved. Other than as reflected in such Financial Statements and except for liabilities incurred in the ordinary course of business since the date thereof, the Borrower has no Indebtedness that is or would be material to the financial condition of the Borrower, nor any material unrealized or unanticipated losses from any commitments.

     9.7. Compliance with Law. The Borrower is not in violation of any applicable federal, state or local law, rule or regulation or any writ, order or decree, which violation would have a material adverse effect on the business, assets or financial condition of the Borrower. The Borrower has not received notice of any violation of any federal, state or local environmental law, rule or regulation or assertion that the Borrower has any obligation to clean up or contribute to the cost of cleaning up any waste or pollutants.

     9.8. Payment of Taxes. The Borrower has properly prepared and filed or caused to be properly prepared and filed all federal, state and local tax returns that are required to be filed and has paid all taxes shown thereon to be due and all other taxes, assessments and governmental charges or levies imposed upon the Borrower and its subsidiaries, their income or profits or any properties belonging to the Borrower. No extensions of any statute of limitations are in effect with respect to any tax liability of the Borrower or any subsidiary of the Borrower. No deficiency assessment or proposed adjustment of the federal income taxes of the Borrower or any subsidiary of the Borrower is pending and the Borrower has no knowledge of any proposed liability of a substantial nature for any tax to be imposed upon any of its properties or assets. No federal income tax returns of the Borrower or its subsidiaries have been examined by the Internal Revenue Service.


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     9.9. ERISA. The Borrower has never established or maintained an employee pension benefit plan as defined under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended and in effect on the date hereof, other than its Employee Stock Ownership Plan and Trust and its 401(K) savings plan. The Borrower is current on all obligations under such plans.

     9.10. Insurance. The Borrower maintains in force fire, casualty, comprehensive liability and other insurance covering its properties and business that is adequate and customary for the type and scope of its properties and business.

     9.11. Patents, Copyrights, etc. Schedule 9.12 hereof sets forth a true, correct and complete list and, where appropriate, a description of, all patents, copyrights, trademarks, trade names and service marks that are material to the conduct of the Borrower's business as now or as proposed to be conducted (the "Intellectual Property"). The Borrower owns or has the full right to use all Intellectual Property. The Borrower has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property rights of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Borrower has no disputes with or claims against any third party for infringement by such third party of any Intellectual Property.




                           X. AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that from the date hereof and as long as any indebtedness is outstanding hereunder:

     10.1. Notices. It will promptly notify the Lender in writing of the occurrence of any act, event or condition which constitutes or which after notice or lapse of time, or both, would constitute a Default hereunder.

     10.2. Financial Statements. It will furnish to the Lender:
(a) Within 90 days after the end of each fiscal year, the consolidated balance sheet of the Borrower, as at the end of, and the related consolidated statements of earnings and of changes in financial position for, such year reported upon by independent certified public accountants, together with a written statement by the accountants certifying such financial statements to the effect that in the course of the audit upon which their certification of such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event relating to financial matters which constitutes a Default under this Agreement, or, if such accountants shall have obtained in the course of such audit knowledge of any Default, they shall disclose

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in such written statement the nature and period of existence thereof, it being understood that such accountant shall be under no liability, directly or indirectly, to the Lender for failure to obtain knowledge of any such Default;

     (b) Upon written request of Lender, a quarterly report showing any variance from the operating budget to actual results of operations and a monthly statement of profit and loss. Such report shall be accompanied by a narrative explaining the variances;

     (c) Annually, a copy of Borrower's operating budget for the ensuing fiscal year, and upon request of Lender, the Borrower's cash flow projections set up on a monthly basis;

     (d) From time to time such other financial data and information as the Lender may reasonably request; and

     (e) The financial statements referred to above in this Section 10.2 shall be prepared in accordance with GAAP.

     10.3. Corporate Existence; Maintenance of Properties. It will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to operate the Borrower's business in conformity with all applicable laws and regulations. It will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this
Section 10.3 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and not disadvantageous in any material respect to the Lender.

     10.4. Insurance. It will maintain, with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds covering the risks and in the relative proportionate amounts usually carried by companies conducting business similar to that of the Borrower.

     10.5. Taxes. It will pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties prior to the time when they become delinquent; provided that this covenant shall not apply to any tax, assessment or charge which is being in good faith contested and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles.

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     10.6. Expenses. It will reimburse the Lender for all reasonable out-of-pocket expenses, including but not limited to, the reasonable fees and costs of special counsel for the Lender and other reasonable attorneys' fees and costs, incurred or expended in connection with the enforcement of any obligations of the Borrower under this Agreement, the Secured Promissory Note or the Security Agreement.

     10.7. Certain Taxes. It will pay any documentary stamp taxes or similar excise taxes which may at any time be determined to be payable by the Lender with respect to the execution and delivery of this Agreement or the note issued hereunder and indemnify the Lender against any expense or liability resulting from any nonpayment or delay in the payment of any such tax.

     10.8. Further Assurances. It will execute and deliver to the Lender such further instruments, provide it with such further data and information and take such further action as it may reasonably request or as may be necessary or desirable further to effect the purposes of this Agreement.

     10.9. Inspection. It will permit during reasonable business hours any person designated by the Lender to visit and inspect its properties, corporate books and financial records and to discuss its affairs, finances and accounts and those of its Subsidiaries with its officers and employees as often as the Lender may reasonably request.

     10.10. Legal Expenses. It will pay the legal fees and out-of-pocket expenses of the Lender's counsel incurred in connection with the preparation, execution and delivery of the Loan Documents.




                            XI. NEGATIVE COVENANTS
     The Borrower covenants and agrees that from the date hereof, and as long as any Liability is outstanding hereunder, except with the written consent of the Lender:

     11.1. Dividends. The Borrower will pay no dividends either in cash or kind on any class of its capital stock nor make any distribution (other than in kind) on account of its stock, nor redeem, repurchase or otherwise acquire directly or indirectly any of its stock; provided, however, that the Borrower shall be entitled to pay, to the extent permitted by the applicable provisions of the Delaware General Corporation Law, the dividends to which the holders of the outstanding shares of Series B Preferred Stock are entitled in accordance with the terms of the Borrower's Certificate of Incorporation, as amended to date.

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     11.2. Loans. The Borrower will not make any loans or advances to any individual, firm or corporation, including without limitation its officers and employees; provided, however, that it may make advances to its employees, including its officers, with respect to reasonable business expenses incurred by such employees which expenses are reimbursable by it.

     11.3. Purchase of Securities. The Borrower will not invest in or purchase any stock or securities of any individual, firm or corporation other than U.S. Government obligations with a maturity not greater than one (1) year on certificates of deposits with banks having a principal office within the United States.

     11.4. Merger. The Borrower will not merge or consolidate or be merged or consolidated with or into any other corporation.

     11.5. Sale of Assets. The Borrower will not sell or dispose of any of its assets except in the ordinary and usual course of its business; provided, however, that the Borrower may sell or otherwise dispose of assets not in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) (cumulatively) in any fiscal year. Such value is to be determined as the greater of "book" or "market" value at the time of the asset disposition. Notwithstanding the foregoing, nothing herein shall prohibit or be applied to limit the Borrower from exchanging or trading in old equipment toward the purchase of new equipment.

     11.6. Other Security Interests. The Borrower will not grant or suffer to exist any security interest in, or mortgage of, any of its properties or assets, except for liens set forth in Schedule 9.3 attached hereto and except for the granting of a purchase money security interest on specific items of new equipment acquired by Borrower.

     11.7. Not To Engage in Other Business. The Borrower will not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

     11.8. Capital Expenditures. The Borrower will not in any fiscal year make or incur any obligation to make any expenditures for the acquisition of or improvements or addition to any real property, machinery, equipment, fixtures or furniture, by purchase or by lease purchase agreement or option, the aggregate cost or annual rental of which is in excess of Six Hundred Thousand Dollars ($600,000.00), exclusive of such fixed assets to be acquired with the proceeds of the Loan or any part thereof.

     11.9. Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

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   11.10.




                    XII. DEFAULTS BY BORROWER AND REMEDIES
     12.1 Acceleration. Upon the occurrence of a Default, the Lender may by notice in writing to the Borrower declare the principal of all Advances then remaining unpaid and the interest accrued thereon and all other Liabilities of the Borrower hereunder immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

     12.2 Suits for Enforcement. In case any one or more Defaults shall occur and be continuing, the Lender may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein, in the Secured Promissory Note or in any document or instrument delivered in connection with or pursuant to this Agreement, or to enforce the payment of the Secured Promissory Note or any other legal or equitable right or remedy.

     12.3. Rights and Remedies Cumulative. No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein, in the Secured Promissory Note or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

     12.4. Rights Not Waived. No course of dealing between the Borrower and the Lender, nor any failure on the part of the Lender to complain of any action or non-action on the part of the Borrower, no matter how long the same may continue, shall ever be deemed to be a waiver by the Lender of any of its rights hereunder. Further, no waiver by the Lender at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereunder, or a waiver at any subsequent time of the same provision. The consent or approval by the Lender to or of any action by the Borrower requiring the Lender's consent or approval shall not waive or render unnecessary the Lender's consent or approval to or of any subsequent similar act by the Borrower.




                            XIII. DEFAULT BY LENDER
   13.1.

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                                 XIV. GENERAL
     14.1. Notice. Except as expressly provided herein, all notices required or permitted to be given hereunder shall be in writing and sent certified mail as follows:



       (a) To the Lender:
           Tudor Trust
           450 North Roxbury Drive, 4th Floor
           Beverly Hills, California 90210
           with a copy to:
           Arlene Bender, Esq.
           Foley, Hoag & Eliot
           One Post Office Square
           Boston, Massachusetts 02110
           and
           William D. Simon, Esq.
           Simon, Turnbull & Martin
           1299 Pennsylvania Avenue
           Washington, DC 20004-2400

       (b) To the Borrower
           Xyvision, Inc.
           30 New Crossing Road
           Reading, Massachusetts 01867-3254
           with a copy to:
           Patrick J. Rondeau, Esq.
           Hale and Dorr
           60 State Street

           Boston, Massachusetts 02109
     14.2. Successors and Assigns. The obligations of the Borrower hereunder shall be binding upon its successors and assigns (but such reference is not intended as a consent to any assignment not specifically permitted by the Lender) and shall inure to the benefit of the successors and assigns of the Lender.

     14.3. Term. The term of this Agreement shall be until all of the Borrower's indebtedness to the Lender, or its assignee, is paid in full.

     14.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall constitute an agreement under seal.


                                       18
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     14.5. Entire Agreement. This Agreement together with the other Loan
Documents and the Warrants referred to in Section 3.5 constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

     14.6. Confirmation of Security. The Borrower confirms and agrees that all of the Liabilities constitute "Obligations" as defined in the Security Agreement, constitute "Secured Obligations" as defined in the Intellectual Property Agreement and are secured pursuant to the terms of the Security Agreement and the Intellectual Property Assignment.


Witnessed:                   XYVISION, INC.



-------------------------------        By: -----------------------------


-------------------------------          -------------------------------
                         Jeffrey Neuman as trustee of
                                                the Tudor Trust u/d/t
                                                August 11, 1986 and not
                                                individually


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